TRADEMARK LICENSE AND ROYALTY AGREEMENT

THIS TRADEMARK LICENSE AND ROYALTY AGREEMENT (this "Agreement") is made as of the 22nd day of May 22, 2012 between SPORT TECH ENTERPRISES, INC., a Nevada corporation ("Licensor") (STEI) and SQUAREROOT, INC., a Nevada corporation ("Licensee") (SQRI) (individually as "Party" and collectively the "Parties").

RECITALS

Licensor is the owner of all right, title and interest in and to the mark "Sport Tech and SquareRoot/(™)/" and registration thereof (the "Sport Tech and SquareRoot/(™)/ Mark") the mark Sport Tech and SquareRoot/(™)/ Inside and registration thereof (the "Sport Tech and SquareRoot/(™)/ Inside Mark) and has a common law mark in Sport Tech and SquareRoot (the "Sport Tech and SquareRoot/(™)/ Mark") (individually a "Mark" and collectively the "Sport Tech and SquareRoot/(™)/ Marks") (each as set forth in Exhibit A, attached hereto).

Licensor and Licensee are parties to an Agreement, dated May 22, 2012 (the "Separation and Distribution Agreement"), which gives Licensee the option (and, in some instances, the obligation) to acquire Sport Tech and SquareRoot/(™)/ Sporting Goods from Licensor in accordance with the terms and conditions of the Separation and Distribution Agreement.  Capitalized terms used herein but not defined shall have their respective meanings set forth in the Restated Master Agreement and the Restated Agreements.

Licensee may desire to utilize one or more of the Sport Tech and SquareRoot/(™)/ Marks in connection with the sale of (i) Sport Tech and SquareRoot manufactured sporting goods; and (ii) other products containing Sport Tech and SquareRoot/(™)/ manufactured sporting goods which other products are herein after referred to as "Sporting Goods."

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the obligations and promises contained in this Agreement, the Parties hereby agree as follows:

I.  License of Sport Tech and SquareRoot/(™)/ Mark and Sport Tech and SquareRoot/(™)/ Inside Mark.

A.  Sport Tech and SquareRoot/(™)/ Mark.  Licensor hereby grants to Licensee on the continent of North America an irrevocable, right and license to use, the Sport Tech and SquareRoot/(™)/ Mark and/or the Sport Tech and SquareRoot Mark in conjunction with the Sport Tech and SquareRoot/(™)/ Inside Mark or to use the Sport Tech and SquareRoot/(™)/ Mark and/or a Sport Tech and SquareRoot Mark and/or the Sport Tech and SquareRoot Inside/(™)/ Inside Mark in conjunction with another mark in connection with the manufacturing, sub-contract manufacturing, production, marketing, promotion, distribution and sale of sporting goods. Licensor acknowledges that Licensee has the option of using trademarks owned by STEI in lieu of any of the Marks on the product and Licensee acknowledges that the Royalties (as set forth in Section II. (A) below) for the Sport Tech and SquareRoot(™) License are payable to Licensor regardless of whether any of the Marks are actually used on the product.

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B.  Sport Tech and SquareRoot/(™)/ Inside. Licensor hereby grants to Licensee on the continent of North America a fully paid, royalty-free (as outline in Section II), irrevocable, exclusive right and license to use the Sport Tech and SquareRoot/(™)/ Inside Mark or Sport Tech and SquareRoot Mark in connection with the manufacturing, sub-contract manufacturing, production, marketing, promotion, distribution and sale of Licensee branded Sporting Goods (the "Sport Tech and SquareRoot/(™)/Inside License").

C.  The license hereby granted shall be exclusive to Licensee for a period of 10 years from the date of this Agreement (the "Exclusivity Period"), and thereafter, such license shall be nonexclusive to the Licensee for the term of this Agreement including any renewal terms.

II.  Royalty Payments.

A.  License Royalties.  Licensee agrees to pay Licensor the following royalties ("Royalties") for the trademark license granted in Section I.A.

1. During the first five years of the Agreement’s Exclusivity Period, the Licensee in such period will not be responsible to Licensor for any royalty.

2. For each of the five years thereafter, the royalty payment shall be calculated as follows: (i) 1/10 of 1% of all goods sold for each year.  Only one (1) royalty payment shall be due on March 31st of each of the five remaining years of the Exclusivity Period.

B.  Sport Tech and SquareRoot/(™)/ Inside License.  Licensor acknowledges that the Sport Tech and SquareRoot/(™)/ Inside License is royalty-free.

C.  For purposes of this Section, Sporting Goods shall be considered actually sold: (1) if sold on an open account, when delivered to the Purchaser or to a common carrier for delivery to the Purchaser or (2) when paid for by the Purchaser, if paid in advance of delivery. For purposes hereof, "Purchaser" shall mean a party other than SQRI.

III.  Payments.

A.  Royalties.  Licensee shall pay Licensor the Royalties (which will be due on January 15th of the following year, per the terms stated above in II A-2) amounts are owed by check at Licensor's principal place of business (or at such other address as Licensor may from time to time specify in writing) or by wire transfer in accordance with written, wire transfer instructions given to Licensee by Licensor.  The payment obligation for Royalties accrued during the term of this Agreement shall survive the expiration or termination of this Agreement.

B.  Late Fees on Delinquent Payments.  In the event Licensee does not pay any amounts due Licensor pursuant to this Agreement, Licensee shall pay late charges on such past due amounts at a monthly rate of one and one-half percent (1 1/2%) (or, if less, the maximum interest rate then allowed under applicable law).

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C.  Reporting Requirement.  Within thirty (30) days after the end of each calendar quarter, and within sixty (60) days after the end of each calendar year, Licensee shall prepare and deliver to Licensor an unaudited report showing:
(a)
•	the number of goods sold subject to royalty
•	under paragraph II.A. and/or Sporting Goods subject to royalty
•	under Paragraph II.B. sold by Licensee during such calendar
•	quarter and calendar year; and

(b)
•	the Royalties due pursuant to Paragraph II or offset pursuant to
•	Paragraph III. A. with respect to such calendar quarter or calendar year.

D.  Records.  During the term of this Agreement, and for a period of ten (10) years thereafter, Licensee shall keep accurate and complete records of all data necessary for the computation of all Royalties due hereunder.  From time to time upon five (5) days written notice to Licensee , Licensor or its designated independent public accountant shall have the right at reasonable times during normal business hours to examine the records of Licensee applicable to the calculation of the Royalties  for the purpose of verifying the amounts owed to Licensor and the accuracy of the reports furnished by Licensee; provided, however, that before obtaining access to and examining such records, Licensor shall execute and deliver, or cause its independent public accountant to execute and deliver, a confidentiality agreement in form and substance reasonably acceptable to Licensee regarding Licensee's records and the information contained therein. If the records show that Licensee has underreported the number of the number of goods that it sold or the amount of Royalties due by more than two percent (2%) during any calendar quarter, Licensee shall pay all costs associated with the examination of the records, and all additional Royalties due.

IV.  Term

This Agreement shall be effective on the Effective Date and continue in full force and effect until termination of the Restated Master Agreement (including any renewals thereof) (the "Term").

V.  Quality Standards and Maintenance.

A.  Maintenance of Standards on all Sporting Goods containing the Sport Tech and SquareRoot/(™)/ Mark or Sport Tech and SquareRoot/(™)/ Inside Mark or the Sport Tech and SquareRoot Mark.  Licensee agrees that all Sporting Goods containing any of the Sport Tech and SquareRoot/(™)/ Mark or the Sport Tech and SquareRoot/(™)/ Inside Mark or the Sport Tech and SquareRoot Mark shall include Sport Tech and SquareRoot/(™)/ Sporting Goods be of equal standards as the current production of Licensee's existing products with respect to quality and consistency.

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B.  Inspection Right.  From time to time during the Term, at Licensor's reasonable request and at Licensor's expense, Licensee shall cooperate with Licensor in facilitating Licensor's control over the consistency of quality of Sporting Goods containing the Sport Tech and SquareRoot/(™)/ Mark or the Sport Tech and SquareRoot/(™)/ Inside Mark or the Sport Tech and SquareRoot Mark by permitting reasonable inspection of Licensee's operations and furnishing random samples of requested Sporting Goods to Licensor.

C.  Use of Third Party Manufacturers.  Licensor acknowledges and agrees that Licensee may use third parties for the manufacture or distribution of Sporting Goods carrying the Sport Tech and SquareRoot(™) Mark or the Sport Tech and SquareRoot/(™)/ Inside Mark or the Sport Tech and SquareRoot Mark; however, Licensee's responsibilities under this Agreement shall not be limited in any way by the use of such third parties and all such third parties shall be advised of Licensee's responsibilities under this Agreement.

VI.    Ownership.

Licensor represents and warrants that it owns or has the right to license all intellectual property rights in and to the Sport Tech and SquareRoot/(™)/ Mark and the Sport Tech and SquareRoot/(™)/ Inside Mark and the Sport Tech and SquareRoot Mark and has the right to grant the Trademark License to Licensee in accordance with the terms of this Agreement.  Licensor agrees to indemnify and hold harmless Licensee against any claim of infringement arising out of the use by Licensee of any of the Marks as authorized in this Agreement.

VII.   Third Party Trademark Rights.

VIII.  Notices.

All notices under this Agreement shall be delivered in accordance with the Notice Provision of the Restated Master Agreement.

IX.    Successors and Assigns.

Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Neither party may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other party; provided, however, that Licensee may assign its rights and obligations under this Agreement to an SQRI Affiliate without the prior written consent of Licensor.

X.     Amendments; Waivers.

This Agreement and its provisions may not be changed, amended, modified, or waived, except by a written instrument executed by both parties. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

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XI.  Governing Law.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.

XII.  Entire Agreement.

This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof. This Agreement has been prepared by both of the Parties hereto, and no inference of ambiguity against the drafter of a document therefore applies against any Party hereto.

XIII.  Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

XIV.  Effective Date

The Effective Date of this Agreement shall be the actual date of execution of this Agreement by the last Party to do so.

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO TRADEMARK LICENSE

AND ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the
Effective Date.

Date: May 22, 2012

/S/ Andrew Widme
Andrew Widme, President
SPORT TECH ENTERPRISES, INC.

/S/ Brandon Lane
Brandon Lane, President
SQUAREROOT, INC.

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